Exhibit 99.1
Spherix Announces the Closing of Private Placement of $2,235,000

TYSONS CORNER, VA--(PR Newswire-Nov 7, 2013) – Spherix Incorporated (NASDAQ: SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, announced today that the Company has closed the previously announced private placement with five accredited investors for gross proceeds to the Company of $2,235,000.  The average price per share in this transaction was $6.34.

CEO Anthony Hayes stated, "The aforementioned closing of the private placement allows Spherix to be opportunistic when patent portfolios that our team identifies as complementary to our existing IP become available.  Our team of professionals continues to identify infringements of our intellectual property of patents that touch in such high use areas as WiFi, Cellular Communication and Antenna technology."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Spherix or shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The shares offered in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (SEC) or through an applicable exemption from SEC registration requirements. The shares of common stock were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the common stock purchased by the investors. Any offering of the Company's securities under the resale registration statement will be made only by means of a prospectus.

About Spherix
Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix presently offers a diversified commercialization platform for protected technologies. The company continues to work on life sciences and drug development and presently is exploring opportunities in nutritional supplement products relying on its D-Tagatose natural sweetener as a GRAS ingredient.  Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations
Phone: (703) 992-9325
Email: info@spherix.com